Exhibit 23.5

Consent of Independent Auditor

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 11, 2013, with respect to the statements of revenue and certain expenses of PPC Montebello, LLC included in Amendment No 1. to the  Registration Statement (Form S-4 No. 333-186536) and related Prospectus of Essex Property Trust.

/S/ ERNST & YOUNG LLP
San Francisco, California
March 11, 2013